EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Stitch Fix, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 15th day of March, 2018.

BASELINE VENTURES 2009, LLC		BASELINE VENTURES 2009 ASSOCIATES, LLC
By:	Baseline Ventures 2009 Associates, LLC, its General Partner
By:	/s/ Steven Anderson	By:	/s/ Steven Anderson
	Name: Steven Anderson		Name: Steven Anderson
	Title: Sole Member		Title: Sole Member

BASELINE ENCORE L.P.		BASELINE ENCORE ASSOCIATES, LLC
By:	Baseline Encore Associates, LLC, its General Partner	By:	/s/ Steven Anderson
By:	/s/ Steven Anderson Name: Steven Anderson Title: Sole Member		Name: Steven Anderson Title: Sole Member

BASELINE INCREASED EXPOSURE FUND, LLC		BASELINE INCREASED EXPOSURE FUND ASSOCIATES, LLC
By:	Baseline Increased Exposure Fund Associates, LLC, its General Partner	By:	/s/ Steven Anderson Name: Steven Anderson Title: Sole Member
By:	/s/ Steven Anderson Name: Steven Anderson Title: Sole Member

BASELINE CABLE CAR, LLC

By:	/s/ Steven Anderson	By:	/s/ Steven Anderson
	Name: Steven Anderson Title: Sole Member		Name: Steven Anderson